Exhibit 10.1
AMENDED AND RESTATED STOCK RIGHTS AND RESTRICTIONS AGREEMENT
     THIS AMENDED AND RESTATED STOCK RIGHTS AND RESTRICTIONS AGREEMENT (this “Agreement”) is made and entered into as of this 19th day of February, 2009 by and among The Coca-Cola Company (hereinafter “TCCC”), Carolina Coca-Cola Bottling Investments, Inc. (hereinafter “CCCBI”, and together with TCCC, “Shareholder”), Coca-Cola Bottling Co. Consolidated (hereinafter the “Company”) and J. Frank Harrison, III (hereinafter “Harrison”).
     WHEREAS, TCCC and the Company previously entered into a Stock Rights and Restrictions Agreement dated January 27, 1989 (the “Prior Agreement”);
     WHEREAS, TCCC, Harrison, J. Frank Harrison, Jr. and Reid M. Henson entered into that certain Voting Agreement dated January 27, 1989 (the “Voting Agreement”);
     WHEREAS, TCCC granted an irrevocable proxy dated January 27, 1989 (the “Irrevocable Proxy”) to Harrison to exercise its voting rights with respect to any and all Common Stock and Class B Common Stock of the Company as may be owned by TCCC;
     WHEREAS, as of the date of the Prior Agreement, TCCC was a substantial holder of the Company’s Common Stock, par value $1.00 per share (“Common Stock”) and Class B Common Stock, par value $1.00 per share (“Class B Common Stock”) as a result of (i) the issuance to TCCC of 1,355,033 shares of Common Stock and 269,158 shares of Class B Common Stock pursuant to that certain Stock Purchase Agreement dated as of May 7, 1987 between TCCC and the Company (the “Investment Transaction Agreement”) and (ii) the issuance to TCCC of 1,100,000 shares of Common Stock pursuant to that certain Acquisition Agreement dated as of January 27, 1989 between TCCC and the Company (the “Acquisition Agreement”) (the 1,355,033 shares of Common Stock and 269,158 shares of Class B Common Stock acquired by TCCC pursuant to the Investment Transaction Agreement (as such shares may be incremented, reduced or adjusted pursuant to any stock split, stock dividend, recapitalization or similar transaction) (each an “Adjustment Event,” and collectively, the “Adjustment Events”) are referred to herein as the “Initial Shares”; the 1,100,000 shares of Common Stock acquired by TCCC pursuant to the Acquisition Agreement (as such shares may be incremented, reduced or adjusted pursuant to any Adjustment Event) are referred to herein as the “Additional Shares”);
     WHEREAS, CCCBI is an indirect wholly-owned subsidiary of TCCC and, on December 22, 1997, TCCC transferred all of its shares in the Company (2,213,007 shares of Common Stock and 269,158 shares of Class B Common Stock) to CCCBI;
     WHEREAS, in connection therewith, CCCBI agreed to be bound by and comply with the terms and conditions of the Prior Agreement and the Voting Agreement;
     WHEREAS, as a result of subsequent transactions, Shareholder, prior to the date hereof, owned 1,984,495 shares of Common Stock and 497,670 shares of Class B Common Stock;
     WHEREAS, on or about the date hereof, Shareholder converted all of its 497,670 shares of Class B Common Stock into 497,670 shares of Common Stock of the Company;

     WHEREAS, as a result of the conversion, Shareholder currently owns 2,482,165 shares of Common Stock and no shares of Class B Common Stock (such shares, together with any additional shares of the Company’s stock hereafter acquired by Shareholder either directly or indirectly, are referred to herein collectively as the “Shares”);
     WHEREAS, pursuant to the terms of the Investment Transaction Agreement, TCCC and the Company agreed that the Initial Shares would possess certain rights and be subject to certain restrictions;
     WHEREAS, pursuant to the Prior Agreement, TCCC and the Company agreed that the Additional Shares would possess certain rights and be subject to certain restrictions in addition to those rights and restrictions provided for pursuant to the Company’s Certificate of Incorporation and the laws of the State of Delaware;
     WHEREAS, the parties wish to set forth herein all such rights and restrictions applicable to the Shares;
     WHEREAS, TCCC, CCCBI and Harrison have terminated the Voting Agreement and the Irrevocable Proxy pursuant to that certain Termination of Irrevocable Proxy and Voting Agreement dated as of the date hereof; and
     WHEREAS, in connection therewith, TCCC, CCCBI, the Company and Harrison desire to amend and restate the Prior Agreement to reflect their current agreement;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, Shareholder and the Company hereby agree as follows:
     1. Accrual of Dividends. [INTENTIONALLY OMITTED].
     2. Conversion of Class B Shares. Except as may be provided in this Agreement, in no event will Shareholder sell or otherwise dispose of shares of Class B Common Stock it may acquire after the date hereof without prior thereto converting them into shares of Common Stock.
     3. Acquisition of Shares by Shareholder.
          (a) Shareholder agrees that it will not purchase or acquire additional shares of the Company’s stock other than with the consent of the Company or as provided herein.
          (b) This Section 3 shall automatically expire at such time as any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) controls more of the voting power of the Company than is collectively controlled by the Harrisons (as defined below) (a “Harrison Change of Control”). For purposes hereof, the “Harrisons” shall mean (i) trustees under the will of J. Frank Harrison, Jr. (ii) J. Frank Harrison, III and (iii) any trust that holds shares of the Company for the benefit of the descendants of J. Frank Harrison, Jr.

     4. Transfer Restriction and Right of First Refusal.
          (a) Except as otherwise provided in Paragraph 5 hereof, Shareholder shall not sell, assign, transfer or otherwise dispose of all or any of the Shares (any such disposition being hereinafter referred to as a “Share Transfer”) without providing the Company the right of first refusal set forth herein. If Shareholder receives or obtains a bona fide offer to purchase all or part of the Shares, Shareholder shall notify (the date of such notice being hereinafter referred to as the “Offering Date”) the Company of all pertinent details of the proposed Share Transfer, including the identity of the purchaser, the number of Shares that Shareholder proposes to transfer (the “Affected Shares”) and the price at which the Affected Shares are to be sold and shall include a copy of the proposed purchaser’s written offer. Said notice shall constitute an offer by Shareholder to sell to the Company all, but not less than all, of the Affected Shares upon the same terms and at the price quoted in the notice. The Company shall have 20 days after the Offering Date in which to accept the offer of Shareholder (the “Offering Period”). If the offer of the Company is accepted, the Affected Shares must be purchased within 60 days after the Offering Date upon the same terms and at the price quoted in the notice. If the offer of Shareholder is not accepted within the Offering Period, Shareholder shall be free to sell the Affected Shares; provided, however (i) that the sale shall be only to the identified purchaser and upon the same terms and at a price which is equal to or higher than the price described in the offer to the Company and (ii) that the sale must be consummated within six (6) months after the Offering Date. After the expiration of such six-month period or if the identity of the proposed purchaser changes, the Affected Shares shall again be subject to the provisions of this Agreement as though the offer to the Company had not previously been given.
          (b) For purposes of this Paragraph 4, the Shareholder’s written request to have Shares registered pursuant to Paragraph 7 shall be deemed a “bona fide written offer” with respect to such Shares, such Shares requested to be registered shall be deemed “Affected Shares” within the meaning of subparagraph (a) and are referred to in this subparagraph (b) as “Registration Affected Shares”, and the Company shall have the option to purchase such Registration Affected Shares pursuant to the provisions of subparagraph (a) above. The price at which the Company may purchase such Registration Affected Shares shall be established in the same manner by which the price of Option Shares is to be established pursuant to Paragraph 6 below except that any appraisal with respect to the Registration Affected Shares shall be based upon the price expected to be received for such Registration Affected Shares in the proposed public offering. If the Company does not accept the offer of the Shareholder to purchase such Registration Affected Shares within ten (10) days after the purchase price of such shares has been established, then notwithstanding any provisions of subparagraph (a) above to the contrary, Shareholder will be permitted to sell such Registration Affected Shares pursuant to such requested registration and without regard to the right of first refusal described in subparagraph (a) above. For purposes of clarity, the Shareholder will be permitted to sell such Registration Affected Shares pursuant to such requested registration without complying with the right of first refusal described in subparagraph (a) regardless of the price at which such shares are actually sold in such registration or the date on which any such sales are completed.
          (c) This Section 4 shall automatically expire upon the occurrence of a Harrison Change of Control.

     5. Transfer to Affiliates. Without complying with the other provisions of this Agreement, Shareholder may make a Share Transfer to any corporation 100% of the voting capital stock of which is owned by TCCC (a “Wholly-Owned Subsidiary”). Any Shares transferred to a Wholly-Owned Subsidiary hereunder shall remain subject to the provisions of this Agreement. To evidence further that such Shares are subject to this Agreement, any Wholly-Owned Subsidiary that has not previously executed this Agreement shall acknowledge its agreement to be bound by the terms of this Agreement. Until such Wholly-Owned Subsidiary has done so, the Company shall have no obligation to register any shares in the name of such Wholly-Owned Subsidiary or to recognize such Wholly-Owned Subsidiary as having any rights to such Shares.
     6. Company’s Option to Call Additional Shares for Redemption. The Company shall have the following option with respect to the Additional Shares:
     At any time after the date hereof and continuing through January 27, 2019, the Company may, at its sole option and from time to time, call for redemption that number of shares of the Additional Shares up to the number of shares which, if purchased from Shareholder, would reduce Shareholder’s ownership of the equity of the Company (based upon the total number of outstanding shares of Common Stock and Class B Common Stock at any particular time) to 20% (such shares being referred to hereinafter as the “Option Shares”). The Company may exercise such call option pursuant to a written notice of exercise (the “Option Notice”), the form of which is attached hereto as Exhibit A, with respect to all or part of the Option Shares, but it may not deliver an Option Notice with respect to less than twenty-five percent (25%) of the Option Shares unless less than 25% of the Option Shares are outstanding in which case the Company may call all, but not less than all, of such outstanding Option Shares. The Company shall not be permitted to deliver more than one Option Notice in any twelve month period or more than a total of twelve (12) Option Notices during the term of this call option. The purchase price payable for shares purchased pursuant to such call option shall be established as follows: If the Company and Shareholder have not established a mutually agreeable price for the shares within thirty days of the receipt by Shareholder of an Option Notice, then the Company will propose a nationally recognized investment banking firm to appraise the Option Shares. If Shareholder accepts the proposed investment banker, then that investment banker will appraise the Option Shares on a per share basis. Upon receipt of the appraisal, the Board of Directors of the Company shall review the appraisal and determine whether the Company elects to purchase at the appraised price. If the Company determines to proceed with the purchase, then it will so notify Shareholder and the purchase price shall be the appraised price. If Shareholder disapproves the investment banker proposed by the Company, then Shareholder will select a nationally recognized investment banking firm to provide a second appraisal, and the two investment banking firms will simultaneously appraise the Option Shares. The purchase price, determined on a per share basis, shall be equal to the average of the two investment banking firms’ appraisals. Upon receipt of the two appraisals, the Board of Directors of the Company will determine whether or not it elects to proceed with the purchase at the established price. The Company’s election not to proceed with the purchase of any Option Shares will in no way waive or prejudice the Company’s rights hereunder to purchase such shares thereafter. Any appraisal done by an investment banking firm shall be based upon a valuation method generally accepted in the bottling industry, including the discounted free cash flow method of valuation taking into account historical financial information and expected future growth trends, but such appraisal shall in no event take into account the trading price of the Company’s Common Stock on NASDAQ or on any securities exchange. Notwithstanding the foregoing, the price per share paid by the Company for shares acquired pursuant to this call option shall in no event be less than $42.50 per share (subject to appropriate adjustment to reflect changes in the Company’s capital structure).
     In the event that the Company exercises its call option described above and, within one year after the exercise of such option, all or substantially all of the issued and outstanding capital stock of the Company is acquired in a transaction in which the consideration per share of Common Stock to be received by shareholders of the Company exceeds the purchase price per share paid by the Company to Shareholder pursuant to the exercise of such call option, then Shareholder shall be entitled to receive an additional amount for the shares purchased by the Company equal to the difference between the price actually paid by the Company for such shares and the price that Shareholder would have received had such shares not been purchased by the Company.
     The call option provided for in this Paragraph 6 shall automatically expire prior to the end of its stated term upon the occurrence of a Harrison Change of Control.
     7. Registration Rights. Shareholder has the right from time to time to include any or all of the Shares in a registration statement filed with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended, in which such shares may be included (other than a registration statement on Forms S-4 or S-8). The Company will give written notice to Shareholder of any such proposed registration, and Shareholder shall have 30 days after receipt of such notice to request in writing that such shares be included in such registration statement. Shares included in any such registration statement shall be subject to a customary 90-day hold-back if required by the managing underwriter(s) of the offering to which the registration statement relates. In addition, Shareholder has the right from time to time to request in writing that the Company file a registration statement with the Commission with respect to some or all of the Shares, and, insofar as relates to Additional Shares, if the Company waives in writing its option as provided in Paragraph 6 hereof to call such Additional Shares, the Company shall use its best efforts to cause such registration statement to be filed and declared effective as promptly as is practicable. The “plan of distribution” with respect to the Shares to be sold pursuant to any such registration statement shall be specified by the Shareholder and may include sales from time to time into the market. No registration statement need be filed in response to such a request containing financial statements with respect to a given fiscal year until 90 days after the end of such fiscal year if the Company’s request is made after the end of such fiscal year. In addition, the Company may in good faith defer filing of such registration statement for a reasonable time in light of business developments relating to the Company. Shareholder shall be responsible for its own legal fees and expenses in connection with the filing of any registration statement to which this Paragraph 7 relates, as well as any broker’s discounts or commissions, and the Company shall be responsible for all other fees and expenses in connection therewith. The Company and Shareholder shall indemnify and hold harmless each other (and any underwriter) in any such registration to the extent customary, provided that Shareholder shall be liable only with respect to information provided by it in writing to the Company relating to it and the Shares being registered.

     The Company will use its best efforts to file on a timely basis with the Commission all information that the Commission may require under either Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and shall use its best efforts to take all action that may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to the Common Stock. The Company shall furnish to any holder of Shares forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company as filed with the Commission, and (iii) any other reports and documents that a holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder to sell any Shares without registration.
     8. Election of Director; Agreement Regarding Support.
          (a) As long as Shareholder holds, directly or indirectly, an aggregate number of outstanding shares of all classes of common stock of the Company representing or convertible into 2,482,165 shares of Common Stock, as such number of shares may be (i) adjusted to account for any Adjustment Event occurring after the date of this Agreement, (ii) reduced by any shares redeemed by the Company pursuant to Section 6 or (iii) increased to reflect any additional shares acquired with the consent of the Company (the “Minimum Amount”), the Company agrees to propose one person designated by TCCC who shall be reasonably acceptable to the Company for nomination to its Board of Directors at each election of directors when such nomination would be necessary for TCCC to have one representative on the Company’s Board of Directors immediately following such election. The Company shall use its best efforts to cause TCCC’s designee to become a member of the Company’s Board of Directors as promptly as practicable following the date hereof. If at any time between elections TCCC’s nominee resigns or for any reason can no longer serve, the Company will use its best efforts to cause the vacancy to be filled by a person designated by TCCC and reasonably acceptable to the Company.
          (b) As long as Shareholder holds, directly or indirectly, the Minimum Amount, Harrison and each Trustee (as defined and listed on the signature pages hereto) agree to vote all of the Company stock as to which any of them now or hereafter has voting power (subject to applicable fiduciary duties) in favor of and in order to:
          (i) Nominate and elect as a director of the Company one person designated in writing by TCCC and reasonably acceptable to Harrison and, to the extent any such Trustee is entitled to vote shares of Company stock, such Trustee.
          (ii) Continue to vote for the person so designated and elected as a director in accordance with this Agreement or any successor director designated in accordance with this subparagraph.
In the event any director so designated and elected cannot or will not serve as a director or ceases serving as a director of the Company for any reason whatsoever, Harrison and, to the extent any such Trustee is entitled to vote shares of Company stock, each Trustee agree to vote for the person designated in writing by TCCC and reasonably acceptable to him or her to serve as a successor director, and this provision shall be effective as to any replacement designee for any such successor.

          (c) The Shareholder agrees that while this Agreement is in effect and thereafter it will support the control of the Company by the Harrison family and cooperate in good faith with Harrison with respect thereto, provided in each case that Harrison is actively involved in the management of the Company.
          (d) The covenants and agreements in this Paragraph 8 shall be binding upon, and inure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.
     9. Acknowledgement of Prior Amendment to Investment Transaction Agreement. Shareholder and the Company acknowledge that as of the date of the Prior Agreement, the Investment Transaction Agreement was amended by deleting therefrom, in their entirety, Section 5.2 and Articles VI and VII.
     10. Good Faith Consideration of Transfer of Company Stock. Subject to Paragraph 4 hereof, Shareholder agrees that at any time or from time to time during the term of this Agreement, it will consider in good faith any proposal that Harrison makes for the purchase of shares of equity securities of the Company held by Shareholder, but it is understood that this provision is not intended to create any legally binding option or right to purchase such shares but as an acknowledgement of good faith consideration in the future.
     11. Exchange Option. If a Harrison Change of Control occurs, Shareholder shall have the option to exchange the 497,670 shares of Common Stock of the Company it is acquiring on or about the date hereof into an equivalent number of shares of Class B Common Stock. Harrison will give TCCC and the Company notice (a “Harrison Change of Control Notice”) of any such Harrison Change of Control at least fifteen (15) days prior to the consummation thereof. If the Shareholder elects to exercise such exchange option, the Shareholder must exchange all 497,670 shares of Common Stock (or such lesser number of shares representing all of the Shareholder’s shares of Common Stock if at the time of the Harrison Change of Control Notice the Shareholder owns less than 497,670 shares of Common Stock) for an equivalent number of shares of Class B Common Stock. Such exchange option shall terminate if not exercised within thirty (30) days after TCCC’s receipt of the Harrison Change of Control Notice. Shareholder’s election to exchange shares of Common Stock under this Paragraph 11 shall not be deemed a “bona fide written offer” under Paragraph 4 hereof.
     12. General Provisions.
          (a) This Agreement and the rights of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.
          (b) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.
          (c) Except as otherwise provided herein, this Agreement shall terminate only upon the written agreement of the parties.

          (d) An appropriate legend will be imprinted on the certificates of Common Stock and Class B Common Stock subject to this Agreement.
          (e) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.
          (f) No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.
          (g) This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understanding between the parties, including the Prior Agreement, the Voting Agreement and the Irrevocable Proxy, regarding the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COCA-COLA COMPANY

By:	/s/ Harry L. Anderson

Harry L. Anderson Vice President and Controller

CAROLINA COCA-COLA BOTTLING INVESTMENTS, INC.

By:	/s/ Harry L. Anderson

Harry L. Anderson Vice President and Chief Financial Officer

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ William B. Elmore

/s/ J. Frank Harrison, III

J. Frank Harrison, III

     Each of the undersigned “Trustees” has executed this Agreement as of the date first written above solely for purposes of agreeing to be bound by Section 8 hereof (a) in his or her capacity as trustees of certain trusts established for the benefit of descendants of J. Frank Harrison, Jr. and (b) to the extent he or she has voting power with respect to shares of Company stock held by other entities established to hold Company stock for the benefit of such descendants.

/s/ J. Frank Harrison, III

J. Frank Harrison, III

/s/ Deborah H. Everhart

Deborah H. Everhart

/s/ Sue Ann Wells

Sue Ann Wells

/s/ Reid M. Henson

Reid M. Henson

/s/ Dorothy B. Jones

Dorothy B. Jones

/s/ John W. Murrey III

John W. Murrey III

EXHIBIT A
OPTION NOTICE
     ____________, 20___
     Coca-Cola Bottling Co. Consolidated (the “Company”) hereby notifies you, The Coca-Cola Company (“Shareholder”), pursuant to Paragraph 6 of that certain Amended and Restated Stock Rights and Restrictions Agreement dated as of February 19, 2009 among the Company, Shareholder, Carolina Coca-Cola Bottling Investments, Inc. and J. Frank Harrison, III (the “Agreement”) of its desire to call ____________ shares of Common Stock, $1.00 par value. This Option Notice constitutes the ____________ of twelve (12) Option Notices permitted to be delivered pursuant to the Agreement.
     Please acknowledge your receipt of this Option Notice below and return a copy of such acknowledged notice to the Company.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:

Its:

Receipt of this Notice as of the date indicated below is hereby acknowledged

THE COCA-COLA COMPANY

By:

Its:

Date: